Exhibit 99.1

Keith Bair, Senior Vice President and CFO

keith.bair@FARO.com, 407-333-9911

FARO Reports Second Quarter 2013 Results

LAKE MARY, FL, July 30, 2013 – FARO Technologies, Inc. (NASDAQ: FARO) today announced results for the second quarter ended June 29, 2013. Sales in the second quarter of 2013 increased to $68.3 million, from $66.8 million in the second quarter of 2012. The Company reported net income of $3.6 million, or $0.21 per share, in the second quarter of 2013, compared to $4.7 million, or $0.28 per share, in the second quarter of 2012.

New order bookings for the second quarter of 2013 were $66.7 million, a decrease of 6.1% from $71.0 million in the second quarter of 2012.

Gross margin for the second quarter of 2013 was 54.0%, compared to 55.5% in the second quarter of 2012. Gross margins were slightly lower primarily due to lower average selling prices for certain metrology products.

The Company’s operating margin for the second quarter decreased to 8.0%, compared to 10.3% in the second quarter of 2012. Operating expenses increased due to staffing costs and related expenses of $1.8 million primarily in our sales and marketing and research and development organizations, offset by lower legal and professional fees of approximately $1.0 million.

“Our results in the second quarter were impacted by ongoing economic softness in Europe and Asia. While interest in FARO products remains strong, many customers have deferred purchase decisions in light of economic uncertainty,” stated Jay Freeland, FARO’s President and CEO. “The Americas region continues to show signs of strength, generating double-digit sales growth in the quarter and our product development pipeline remains robust. To capitalize on anticipated improvement in our markets, we added staff to our sales and research and development organizations, which adversely impacted our second quarter results but positions the Company well looking forward. We expect the second half of 2013 should provide an opportunity for improvement driven by the global increase in new sales account managers. However, if the overall macroeconomic environment remains stagnant for the rest of 2013, our markets may remain under some pressure.”

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about demand for its products, anticipated improvement in the markets in which it operates, its product development pipeline, its ability to capitalize on market conditions, and its future operating results and financial condition. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “intend,” “believe,” “will,” “expect” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	development by others of new or improved products, processes or technologies that make the Company’s products obsolete or less competitive;

•	the cyclical nature of the industries of the Company’s customers and material adverse changes in customers’ access to liquidity and capital;

•

declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financing conditions;

•

risks associated with international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, compliance with import and export regulations, and the burdens and potential exposure of complying with a wide variety of U.S. and foreign laws and labor practices;

•	other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

About FARO

FARO is the world’s most trusted source for 3D measurement technology. The Company develops and markets computer-aided measurement and imaging devices and software. Technology from FARO permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, rapid prototyping, documenting large volume spaces or structures in 3D, surveying and construction, as well as for investigation and reconstruction of accident sites or crime scenes.

Approximately 15,000 customers are operating more than 30,000 installations of FARO’s systems, worldwide. The Company’s global headquarters is located in Lake Mary, FL; its European regional headquarters in Stuttgart, Germany; and its Asia/Pacific regional headquarters in Singapore. FARO has offices in Brazil, Mexico, United Kingdom, France, Spain, Italy, Poland, Netherlands, India, China, Malaysia, Vietnam, Thailand and Japan.

More information is available at http://www.faro.com.

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FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
(in thousands, except share data)	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
SALES
Product	$55,174	$55,432	$107,656	$109,856
Service	13,155	11,330	26,043	22,135

Total Sales	68,329	66,762	133,699	131,991

COST OF SALES
Product	22,921	22,320	44,260	42,826
Service	8,482	7,382	15,688	14,919

Total Cost of Sales (exclusive of depreciation and amortization, shown separately below)	31,403	29,702	59,948	57,745

GROSS PROFIT	36,926	37,060	73,751	74,246
OPERATING EXPENSES:
Selling	16,716	15,841	33,366	31,879
General and administrative	7,826	8,134	15,341	14,762
Depreciation and amortization	1,736	1,689	3,569	3,368
Research and development	5,162	4,525	10,287	8,933

Total operating expenses	31,440	30,189	62,563	58,942

INCOME FROM OPERATIONS	5,486	6,871	11,188	15,304

OTHER (INCOME) EXPENSE
Interest income	(19)	(20)	(35)	(121)
Other expense, net	504	401	619	261
Interest expense	0	7	1	20

INCOME BEFORE INCOME TAX EXPENSE	5,001	6,483	10,603	15,144
INCOME TAX EXPENSE	1,370	1,749	2,398	3,660

NET INCOME	$3,631	$4,734	$8,205	$11,484

NET INCOME PER SHARE - BASIC	$0.21	$0.28	$0.48	$0.68

NET INCOME PER SHARE - DILUTED	$0.21	$0.28	$0.48	$0.67

Weighted average shares - Basic	17,097,973	16,921,012	17,054,354	16,861,221

Weighted average shares - Diluted	17,173,015	17,140,115	17,177,748	17,157,185

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	June 29, 2013 (unaudited)	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$111,308	$93,233
Short-term investments	64,993	64,990
Accounts receivable, net	51,717	62,559
Inventories, net	47,781	48,894
Deferred income taxes, net	5,925	7,216
Prepaid expenses and other current assets	11,823	11,186

Total current assets	293,547	288,078

Property and Equipment:
Machinery and equipment	33,296	32,236
Furniture and fixtures	6,443	6,516
Leasehold improvements	10,884	10,897

Property and equipment at cost	50,623	49,649
Less: accumulated depreciation and amortization	(36,326)	(34,305)

Property and equipment, net	14,297	15,344

Goodwill	18,656	18,816
Intangible assets, net	7,252	7,048
Service inventory	17,784	19,125
Deferred income taxes, net	2,370	2,396

Total Assets	$353,906	$350,807

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,386	$10,413
Accrued liabilities	16,443	18,216
Income taxes payable	1,088	4,886
Current portion of unearned service revenues	19,431	19,460
Customer deposits	3,047	2,662
Current portion of obligations under capital leases	15	45

Total current liabilities	47,410	55,682
Unearned service revenues - less current portion	11,344	11,221
Deferred tax liability, net	1,152	1,149
Obligations under capital leases - less current portion	16	19

Total Liabilities	59,922	68,071

Commitments and contingencies
Shareholders’ Equity:
Common stock - par value $.001, 50,000,000 shares authorized; 17,788,200 and 17,653,879 issued; 17,107,965 and 16,973,644 outstanding, respectively	18	18
Additional paid-in capital	187,098	181,094
Retained earnings	112,563	104,358
Accumulated other comprehensive income	3,380	6,341
Common stock in treasury, at cost - 680,235 shares	(9,075)	(9,075)

Total Shareholders’ Equity	293,984	282,736

Total Liabilities and Shareholders’ Equity	$353,906	$350,807

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
(in thousands)	June 29, 2013	June 30, 2012
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income	$8,205	$11,484
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,569	3,368
Compensation for stock options and restricted stock units	2,105	1,866
Provision for bad debts	315	(84)
Deferred income tax expense (benefit) expense	1,281	(744)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	9,644	3,535
Inventories, net	1,101	(6,173)
Prepaid expenses and other current assets	(765)	(1,569)
Income tax benefit from exercise of stock options	(814)	(1,114)
Increase (decrease) in:
Accounts payable and accrued liabilities	(4,565)	(6,313)
Income taxes payable	(2,868)	933
Customer deposits	458	317
Unearned service revenues	594	1,191

Net cash provided by operating activities	18,260	6,697

INVESTING ACTIVITIES:
Purchases of property and equipment	(891)	(2,533)
Payments for intangible assets	(832)	(443)

Net cash used in investing activities	(1,723)	(2,976)

FINANCING ACTIVITIES:
Payments on capital leases	(76)	(98)
Income tax benefit from exercise of stock options	814	1,114
Proceeds from issuance of stock, net	3,084	5,601

Net cash provided by financing activities	3,822	6,617

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(2,284)	(130)

INCREASE IN CASH AND CASH EQUIVALENTS	18,075	10,208
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	93,233	64,540

CASH AND CASH EQUIVALENTS, END OF PERIOD	$111,308	$74,748

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended		Six Months Ended
(in thousands)	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Net income	$3,631	$4,734	$8,205	$11,484
Currency translation adjustments	468	(3,022)	(2,961)	(1,688)

Comprehensive income	$4,099	$1,712	$5,244	$9,796